EXHIBIT 3.1

UNANIMOUS CONSENT IN LIEU OF SPECIAL MEETING

OF THE

BOARD OF DIRECTORS

OF

IMINE CORPORATION

The undersigned, constituting all of the directors of iMine Corporation, a Nevada corporation (the “Company”), hereby consent to and do adopt the following resolutions:

Wholly Owned Subsidiary and Name Change

WHEREAS, the Company intends to form a wholly owned subsidiary for the sole purpose of affecting a name change of the Company, as set forth in the Merger Agreement below.

NOW THEREFORE, BE IT RESOLVED, that

the incorporation of a wholly owned subsidiary in the name and style, “My City Builders, Inc.” a Nevada corporation (the name availability of which has been confirmed with the State of Nevada) (the “Subsidiary”) be and hereby is approved and authorized;

FURTHER RESOLVED, that the authorized stock of the Subsidiary shall be 10 shares of common stock, par value $0.001 per share, and the Company shall subscribe to 1 share of common stock of the Subsidiary for services rendered.

FURTHER RESOLVED, that the proper officers of the Company be and hereby is authorized, empowered and directed, in the name and on behalf of the Company, to deliver and file or cause to be filed with the Secretary of State of the State of Nevada the formation, initial list and state business licenses application, along with any other document required to be filed for incorporation with the State of Nevada.

RESOLVED, that the name of the Company be changed to “My City Builders, Inc.” and that Article I of the Articles of Incorporation of the Company be amended to read as follows: “The name of the corporation is My City Builders, Inc.”;

FURTHER RESOLVED, that the proper officers of the Company be and hereby is authorized, empowered and directed, in the name and on behalf of the Company, to deliver and file or cause to be filed with the Secretary of State of the State of Nevada the articles of merger, along with any other document required to be filed in order to effect the name change with the State of Nevada.

Agreement and Plan of Merger

WHEREAS, the sole purpose of the merger between the Company and the Subsidiary is to affect a name change of the Company to “My City Builders, Inc.”;

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NOW, THEREFORE, BE IT RESOLVED, that the Agreement and Plan of Merger dated January 31, 2023, (the “Merger Agreement”) by, between, and among the Company and My City Builders, Inc., a Nevada Corporation (the “Subsidiary”), a copy of which is attached hereto, be and hereby is authorized and approved pursuant to NRS 92A.180;

FURTHER RESOLVED, that the execution, delivery and performance of the Merger Agreement by the Company and the consummation of the transactions contemplated thereby, be and hereby are authorized and approved;

FURTHER RESOLVED, that the Company hereby authorizes the proper officers of the Company to take all necessary action to execute and deliver the Merger Agreement substantially in the form attached hereto, to close the Merger Agreement as provided therein and each transaction associated therewith, and to effect and consummate such transaction with the Subsidiary pursuant to the terms of the Merger Agreement;

FURTHER RESOLVED, that following the Effective Date (as defined in the Merger Agreement), the proper officers of the Company shall be and are authorized to execute and file Articles of Merger with the State of Nevada and as set forth in the Merger Agreement;

FURTHER RESOLVED, that the proper officers of the Company are hereby severally authorized, empowered, and directed to negotiate, modify, finalize, sign, execute, certify, verify, acknowledge, deliver, accept, file, and record any and all instruments, agreements, and documents, and to take or cause to be taken any and all action in the name and on behalf of the Company, as such officers shall, in such officers’ sole discretion, deem necessary or desirable and in the best interest of the Company in order to effect the purposes of the foregoing resolutions, and such officers’ signatures or such actions taken by such officers shall be conclusive evidence that such officers did deem the same to meet such standard; and

Procedural Matters

RESOLVED, that this consent shall be placed into the minute book of the Company with the proceedings of the Board of Directors and that this consent shall have the same force and effect as if a meeting of the directors were held;

FURTHER RESOLVED, that any and all actions taken by any proper officer of the Company in effecting the purposes of the foregoing resolutions prior to the date the foregoing resolutions were actually adopted are hereby ratified, approved, confirmed, and adopted in all respects; and

FURTHER RESOLVED, that this action by unanimous consent in writing may be executed electronically in one or more counterparts, all of which together shall be deemed to be one and the same instrument.

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IN WITNESS WHEREOF, each of the undersigned has executed this written consent of the Board of Directors of iMine Corporation the day and year set forth below.

Date: January 31, 2023	/s/ Jose Maria Eduardo Gonzalez Romero
Jose Maria Eduardo Gonzalez Romero, Director

Date: January 31, 2023	/s/ Francis Pittilloni
Francis Pittilloni, Director

Date: January 31, 2023	/s/ Yolanda Goodell
Yolanda Goodell, Director

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